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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-76393 of Chandler (U.S.A.), Inc. and subsidiaries of our report dated February 22, 1999 (which expresses an unqualified opinion and includes an explanatory paragraph relating to litigation), appearing in the Prospectus, which is a part of this Registration Statement, and of our report dated February 22, 1999 relating to the financial statement schedules appearing elsewhere in this Registration Statement.


We also consent to the references to us under the headings "Summary Consolidated Financial Data", "Selected Consolidated Financial Data" and "Experts" in such Propectus.

DELOITTE & TOUCHE LLP
Tulsa, Oklahoma


June 25, 1999